Exhibit 99.1

GAIN Capital Reports 2012 First Quarter Results

—Range-bound markets and multi-year lows in volatility impacted quarterly results;

Strong brand helps maintain and improve key metrics:

Client assets increased 15% to $325.9 million;

Average account size up 34% to $4,413;

—Institutional trading volume continues to grow, rising 325% to $468.0 billion;

BEDMINSTER, N.J., May 9, 2012 /PRNewswire/ —

GAIN Capital Holdings, Inc. (“GAIN”) (NYSE: GCAP), a leading global provider of online trading services, announced its results for the first quarter ended March 31, 2012.

“Market conditions continued to be very challenging in the 2012 first quarter, with the Euro and other major currencies trading in a narrowing range and market volatility reaching four and a half year lows. Within this challenging environment, we successfully managed expenses to achieve positive EBITDA despite a decline in revenue,” said Glenn Stevens, Chief Executive Officer.

“There were several bright spots in the quarter. Overall, client engagement in our retail business remained strong due to the strength of our brand and our focus on execution quality, providing better tools, and our commitment to high levels of customer service. As a result, on a year over year basis client assets increased 15%, while the average account size grew 34% and the average trade size was stable at $43,046. The number of active accounts and volume per active account were stable from a year earlier, at 36,041 and $11.1 million, respectively. On the institutional side, our GAIN GTX platform continues to gain traction, with trading volume rising to $468.0 billion, up from $110.1 billion.”

“We continue to actively explore opportunities to diversify our revenue sources through product development and targeted acquisitions, leveraging our technology infrastructure, brand recognition and financial resources to build shareholder value,” Mr. Stevens said.

First Quarter Metrics

(Comparisons below are referenced to Q1 2011)

•	Net revenue of $33.2 million, compared to $40.4 million

•	EBITDA* of $1.3 million, compared to EBITDA* of $5.0 million

•	Net loss of $1.3 million, compared to net income of $1.4 million

•	Adjusted net income* of $0.1 million, compared to adjusted net income* of $2.5 million

•	Diluted EPS of $(0.04), compared to $0.04

•	Adjusted diluted EPS* of $0.00, compared to $0.06

•	Total retail trading volume of $385.1 billion, compared to $402.5 billion

•	Total institutional trading volume up 325.1% to $468.0 billion

(*See below for reconciliation of non-GAAP financial measures)

Declaration of Quarterly Dividend

The Board of Directors approved a quarterly dividend of $0.05 per share, to be paid on June 21, 2012 to shareholders of record as of June 12, 2012.

Conference Call

GAIN Capital will host a conference call today, Wednesday, May 9 at 4:15 pm EST. Those wishing to listen to the call should dial +1-800-215-2410 (U.S. domestic) or +1-617-597-5410 (international), and enter the passcode 62661630# at least 10 minutes prior to the start of the call. A live audio webcast of the call, as well as PDF copies of this release and an accompanying presentation, will also be available on the Investor Relations section of the GAIN Capital website.

The audio replay will be available for one week after the call by dialing +1-888-286-8010 (U.S. domestic) or +1-617-801-6888 (international), and entering passcode 47714184 #. The replay will be available starting approximately two hours after the completion of the conference call.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

A pioneer in online forex trading, GAIN Capital operates FOREX.com®, one of the largest and best-known brands in the retail forex industry. GAIN’s other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing; and Seoul.

For further company information, visit www.gaincapital.com.

Consolidated Statements of Operations

In millions, except per share data

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue
Retail trading revenue	$29.5	$39.8
Institutional trading revenue	3.7	1.1
Other revenue	0.1	(0.1)

Total non-interest revenue	33.3	40.8

Interest revenue	0.1	0.1
Interest expense	(0.2)	(0.5)

Total net interest revenue/(expense)	(0.1)	(0.4)

Net Revenue	33.2	40.4

Expenses
Compensation and benefits	10.3	11.1
Selling and marketing	7.1	10.2
Trading expenses and commissions	8.7	7.2
Bank fees	0.8	1.0
Depreciation and amortization	1.1	0.9
Purchase intangible amortization	1.9	1.7
Communication and data processing	0.7	0.7
Occupancy and equipment	1.2	1.2
Bad debt provision/(recovery)	—	0.5
Professional fees	0.8	0.8
Product development, software, and maintenance	1.1	0.9
Other	1.4	2.0

Total	35.1	38.2

Income before income tax expense	(1.9)	2.2
Income tax expense / (benefit)	(0.6)	0.8

Net income/(loss)	$(1.3)	$1.4

Earnings per share:
Basic	$(0.04)	$0.04

Diluted	$(0.04)	$0.04

Weighted average shares outstanding:
Basic	34,480,705	33,797,165

Diluted	34,480,705	38,888,775

Condensed Consolidated Balance Sheets

In millions

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$351.4	$370.7
Short term investments	0.1	0.1
Receivables from brokers	103.1	85.4
Property and equipment, net	8.2	7.5
Prepaid assets	10.0	9.9
Goodwill	3.1	3.1
Intangible assets, net	8.6	10.8
Other Assets	20.5	18.1

Total assets	$505.0	$505.6

Liabilities and Shareholders’ Equity
Payables to brokers, dealers, FCM’S and other regulated entities	$16.5	$17.3
Payable to customers	309.4	293.1
Accrued compensation & benefits payable	1.1	4.9
Accrued expenses and other liabilities	12.4	14.9
Income tax payable	1.4	2.6
Notes payable	—	7.9

Total liabilities	$340.8	$340.7

Shareholders’ Equity	164.2	164.9

Total liabilities and shareholders’ equity	$505.0	$505.6

(*) Reconciliation of Net Income to Adjusted Net Income:

Adjusted net income is a non-GAAP financial measure and represents our net income/(loss) excluding the after-tax impact of amortization of purchased intangibles. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies.

Reconciliation of GAAP Net Income to Adjusted Net Income

In millions, except per share data

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011

Net income/(loss)	$(1.3)	$1.4
Add back of purchased intangible amortization (net of tax)	1.4	1.1

Adjusted net income	$0.1	$2.5

Adjusted Earnings per Share
Basic	$0.00	$0.07

Dilutive	$0.00	$0.06

Reconciliation of GAAP Net Income to EBITDA:

EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization.

EBITDA Margin is EBITDA over revenue excluding interest on our note payable.

Reconciliation of GAAP Net Income to EBITDA

In millions

(unaudited)

	Three Months Ended March 31,
	2012	2011
Net income/(loss) applicable to GAIN Capital Holdings, Inc.	$(1.3)	$1.4
Plus: Depreciation & amortization	1.1	0.9
Plus: Purchase intangible amortization	1.9	1.7
Plus: Interest expense of note payable	0.2	0.2
Plus: Income tax expense / (benefit)	(0.6)	0.8

EBITDA	$1.3	$5.0

Reconciliation of EBITDA Margin %

In millions

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$33.2	$40.4
Interest on Note Payable	0.2	0.2

Revenue (ex. Interest on Note)	$33.4	$40.5

EBITDA	$1.3	$5.0

EBITDA Margin %	3.9%	12.2%

Forward-Looking Statements:

In addition to historical information, this earnings release contains “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2012, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

SOURCE GAIN Capital Holdings, Inc.

Investor Relations, MBS Value Partners, Hugh Collins or Lynn Morgen, +1-212-750-5800, gain@mbsvalue.com; or Public Relations, Edelman Financial, Samantha Nelson, +1-212-704-4589, NYGainCapital@edelman.com